KPMG PEAT MARWICK LLP

  Suite 2000                   Telephone 503 221 6500  Telefax 503 796 7650
  1211 South West Fifth Avenue
  Portland, OR 97204


                              March 29, 1996


Ag-Bag International, Limited
Warrenton, Oregon

Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25 to be filed by Ag-Bag International, Limited on or about March 30, 1996 which contains notification of the registrant's inability to file its Form 10-K by March 31, 1996. We have read the Company's statements contained in Part III therein and we agree with the stated reason(s) as to why we have been unable to complete our audit and report on the consolidated financial statements for the year ended December 31, 1995 to be included in Form 10-K.

                              Very truly yours,

                              /s/ KPMG Peat Marwick LLP

Member Firm of
Klynveld Peat Marwick Goerdeler